PRESS RELEASE                                 SOURCE:  First Trust Advisors L.P.

FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER UPDATE CALL FOR FIRST TRUST STRATEGIC HIGH INCOME FUND II

WHEATON, IL -- (BUSINESS WIRE) -- June 27, 2012 -- First Trust Advisors L.P. ("FTA") announced today that First Trust Strategic High Income Fund II (NYSE:
FHY) intends to host a conference call with Brookfield Investment Management, Inc. ("Brookfield"), the Fund's investment sub-advisor, on WEDNESDAY, JULY 11, 2012, AT 4:15 P.M. EASTERN TIME. The purpose of the call is to hear Brookfield's portfolio management team provide updates for the Fund and the Market.

-- Dial-in Number: Domestic (866) 865-6631; International (706) 679-1727; and Passcode # 89417577. Please call 10 to 15 minutes before the scheduled start of the teleconference.

FTA has served as the Fund's investment advisor since the Fund's inception. FTA, along with its affiliate First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of over $53 billion as of May 31, 2012 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

Brookfield Investment Management Inc. ("Brookfield") serves as the Fund's Sub-Advisor. Brookfield is a wholly-owned subsidiary of Brookfield Asset Management, a global alternative asset manager with approximately $150 billion in assets under management as of March 31, 2012. Brookfield Asset Management has over a 100-year history of owning and operating assets with a focus on property, renewable power, infrastructure and private equity and also offers a range of public and private investment products and services. On behalf of its clients, Brookfield Asset Management is also an active investor in the public securities markets. The public market activities of Brookfield, an SEC-registered investment advisor, complement the firm's core competencies as a direct investor. These activities encompass global listed real estate and infrastructure equities, corporate high-yield investments, opportunistic credit strategies and a dedicated insurance asset management division. Headquartered in New York, NY, Brookfield maintains offices and investment teams in Toronto, Chicago, Boston and London.

Interested persons, including existing shareholders of the Fund, may obtain copies of the prospectuses relating to the Fund from the following address:

First Trust Portfolios, L.P.
Attn: Fulfillment
120 East Liberty Drive, Suite 400
Wheaton, Illinois 60187
Telephone: 800-988-5891

Investors may also obtain these documents free of charge from the Securities and Exchange Commission's website at www.sec.gov.

If you have questions about the Fund that you would like answered on the call, please email your questions to cefquestions@ftadvisors.com and refer to FHY by Monday, July 9, 2012, 6:00 P.M Eastern Time. The Fund's daily closing price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling (800) 988-5891.

CONTACT: JEFF MARGOLIN -- (630) 915-6784


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Source:  First Trust Advisors L.P.